Exhibit 1.7

FINANCIAL CONTACT: John W. Hohener Executive Vice President and CFO Tel: (949) 380-6100 INVESTORS: Robert C. Adams Vice President of Corporate Development Tel: (949) 380-6100

Microsemi Corporation Announces Successful Completion and Expiry of

Its Offers to Acquire Zarlink Semiconductor Inc.; Compulsory Acquisitions

to Follow

ALISO VIEJO, Calif.—Oct. 25, 2011—Microsemi Corporation (Nasdaq: MSCC), a leading provider of semiconductor solutions differentiated by power, security, reliability and performance, today announced that 0916753 B.C. ULC, an indirect wholly-owned subsidiary of Microsemi, has accepted the deposit of and will acquire an additional 2,223,193 Zarlink Semiconductor Inc. (TSX:ZL) shares and CAD$6,706,000 principal amount of Zarlink convertible debentures. Together with the Zarlink shares and Zarlink debentures taken up on Oct. 12, 2011, Microsemi will own 125,662,030 Zarlink shares, representing approximately 93 percent of Zarlink’s outstanding shares, and CAD$61,123,000 principal amount of Zarlink convertible debentures, representing approximately 99 percent of Zarlink’s outstanding debentures.

Since more than 90 percent of each of the Zarlink shares and Zarlink debentures have been deposited to Microsemi’s offers, Microsemi intends to exercise its right to acquire the remaining outstanding Zarlink shares and Zarlink debentures pursuant to compulsory acquisitions under, respectively, the Canada Business Corporations Act and the trust indenture governing the Zarlink debentures. Microsemi expects to complete the compulsory acquisitions as soon as reasonably practicable.

Microsemi expects Zarlink shares and Zarlink debentures to be de-listed from the TSX upon completion of the compulsory acquisitions and to cease to be a reporting issuer under Canadian and U.S. securities laws.

About Microsemi

Microsemi Corporation (Nasdaq: MSCC) offers a comprehensive portfolio of semiconductor solutions for: aerospace, defense and security; enterprise and communications; and industrial and alternative energy markets. Products include high-performance, high-reliability analog and RF devices, mixed-signal and RF integrated circuits, customizable SoCs, FPGAs and complete subsystems. Microsemi is headquartered in Aliso Viejo, Calif., and has approximately 3,000 employees globally. Learn more at www.microsemi.com.

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Microsemi and the Microsemi logo are registered trademarks or service marks of Microsemi Corporation and/or its affiliates. Third-party trademarks and service marks mentioned herein are the property of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this news release that are not entirely historical and factual in nature, including without limitation statements related to the expected completion of the acquisition of Zarlink, are forward-looking statements. These forward-looking statements are based on our current expectations and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The potential risks and uncertainties include, but are not limited to, the factors, uncertainties or risks identified in the company’s most recent Form 10-K and all subsequent Form 10-Q reports filed by Microsemi with the SEC. Additional risk factors may be identified from time to time in Microsemi’s future filings. The forward-looking statements included in this release speak only as of the date hereof, and Microsemi does not undertake any obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Source: Microsemi Corporation